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                                                                      EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Direct and Indirect Subsidiaries of Tweeter Home Entertainment Group, Inc.:

- New England Audio Co., Inc., a Massachusetts corporation
- NEA Delaware, Inc., a Delaware corporation
- Sound Advice, Inc., a Florida corporation

- Sound Advice of Arizona Inc., a Florida corporation (does business as Showcase Home Entertainment)
- Hillcrest High Fidelity, Inc., a Texas corporation
- Sumarc Electronics Incorporated, a North Carolina corporation
- Stereo Sound, Inc., a Tennessee corporation

THEG USA, L.P., a Delaware limited partnership:

- New England Audio Co., Inc. -- 1% general partner
- NEA Delaware, Inc. -- 99% limited partner